EXHIBIT 23.2

               Consent of Independent Certified Public Accountants





To the Board of Directors and Shareholders' of Peoples Telephone Company, Inc.


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (no. 33-58607) of Peoples Telephone Company, Inc. of our report dated March 28, 1995, except as to the second paragraph of Note 18 (except for the statements related to Messrs. Rubin, Hanft and Frank resignations), and the matters discussed in the second and third paragraphs of that report, which are as of May 31, 1995, on our audit of the financial statements as of December 31, 1994 and for the year ended December 31, 1994, appearing on Pages 37 and 38 of this Annual Report on Form 10-K for the year ended December 31, 1996.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 33-58603) of Peoples Telephone Company, Inc. of our report dated March 28, 1995, except as to the second paragraph of Note 18 (except for the statement related to Mr. Hanft's resignation) , and the matters discussed in the second and third paragraphs of that report, which are as of May 31, 1995, on our audit of the financial statements as of December 31, 1994 and for the year ended December 31, 1994, appearing on Pages 37 and 38 of this Annual Report on Form 10-K for the year ended December 31, 1996.

PRICE WATERHOUSE LLP

Miami, Florida
March 26, 1997